Exhibit 10.2

CLIFFORD CHANCE LLP

MAN FINANCIAL LIMITED

AND

MAN INVESTMENTS AG

AND

THE PRODUCT CLEARING CLIENTS

FORM OF INTRODUCING BROKER MASTER AGREEMENT

Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1	- BROKER ACCOUNT DOCUMENTATION	27

SCHEDULE 2	- BROKERAGE FEES AND COMMISSIONS	28

SCHEDULE 3	- RELATIONSHIP MANAGEMENT	29

SCHEDULE 4	- AGREED FORM ACCESSION LETTER	30

THIS AGREEMENT is made the          day of          2007

BETWEEN

(1)	MAN FINANCIAL LIMITED, a company incorporated in England and Wales with limited liability (No. 1600658) which is regulated by the FSA in the conduct of its regulated activities in the United Kingdom and whose registered address is Sugar Quay, Lower Thames Street, London EC3R 6DU (the “Broker”);

(2)	MAN INVESTMENTS AG, a company incorporated in Switzerland with limited liability whose registered address is Etzelstrasse 27, 8808 Pfäffikon SZ, Switzerland (the “Introducing Broker”); and

(3)	EACH OF THE PRODUCT CLEARING CLIENTS from time to time who have agreed with the Introducing Broker and the Broker to receive clearing services from the Broker on the terms of this Agreement by execution of an Accession Letter (each a “Product Clearing Client” or “PCC”).

WHEREAS

(A)	The Broker is a broker trading in Derivatives and provides customers with accounts through which to trade in and carry positions in Derivatives;

(B)	The Introducing Broker has acted on behalf of the Qualifying PCCs in introducing the Broker as clearing broker to those PCCs and the Introducing Broker has assumed certain obligations in respect of those matters. The procurement by PCCs of execution brokerage services is the subject of separate arrangements and is not within the scope of this Agreement.

(C)	The Broker has been providing and shall continue to provide services as clearing broker to the Qualifying PCCs and has opened one or more Accounts for each such PCC. The assets of such PCCs are managed by the Investment Manager pursuant to an Investment Management Agreement and some or all of those assets have been allocated to the AHL Programme operated by the Investment Manager and which involve the use of the Broker’s clearing services in operating Accounts.

(D)	Through the use of Accession Letters in respect of each PCC, each Qualifying PCC wishes to amend and restate the terms on which the Broker provides services as clearing broker to such PCC and operates Accounts, as well as certain related obligations assumed by the Introducing Broker. This amendment and restatement will be effected by each Qualifying PCC entering into this Agreement (by way of an Accession Letter) which together with the Broker’s existing Account Documentation (including, for the avoidance of doubt the Broker’s existing terms of business with each such PCC) will govern the relationship between the Broker and the PCC from the Commencement Date to termination of this Agreement in respect of that PCC save to the extent that there is a conflict between this Agreement and the Account Documentation in which case the terms of this Agreement will prevail.

(E)	The Introducing Broker may also, in respect of any Non-Qualifying PCC, introduce such PCC to the Broker on the terms of this Agreement on the basis contemplated herein.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement:

“Accession Letter” means a letter, in the same or substantially the same form as that set out in Schedule 4, pursuant to which a product clearing client may accede to the terms of this Agreement for the receipt of clearing services from the Broker;

“Account Documentation” means the Broker’s standard terms of business which are referenced in Schedule 1 to this Agreement, as the same are amended or supplemented by this Agreement and/or any such other consequential amendments as the Introducing Broker, on behalf of each PCC, may agree with the Broker from time to time;

“Accounts” means each of the accounts which the PCC has opened or may open from time to time with the Broker and references to “Account” shall be construed accordingly;

“Administrative Expenses” means the amount determined by the Valuations Agent to be attributable to the relevant Account during the Ongoing Period including, without limitation, the fees payable under paragraph 1.6 of Schedule 2 to this Agreement and a portion of the Fees payable to the Investment Manager under the Investment Management Agreement. For the avoidance of doubt, Administrative Expenses shall not include the Management Fee, the Incentive Fee or the fees payable under paragraphs 1.1 to 1.3 or 2.1 of Schedule 2;

“AHL Programme” means an automated and diversified managed futures and other instruments trading programme that applies trend-following techniques in a large number of liquid derivatives markets and to which the Investment Manager may allocate all or a portion of the investment exposure of the PCCs;

“associate” means, in relation to a body corporate (the “first body corporate”):

(a)	any other body corporate which is its subsidiary undertaking or parent undertaking or fellow subsidiary undertaking of the parent undertaking;

(b)	any body corporate whose directors are accustomed to act in accordance with the first body corporate’s instructions or directions; and

(c)	any body corporate in the capital of which the first body corporate, and any other body corporate under (a) or (b) taken together, is (or would on the fulfilment of a condition or the occurrence of a contingency be) interested so that they are (or would on the fulfilment of the condition or the occurrence of the contingency be) able:

(i)	to exercise or control the exercise of more than 50% of the votes able to be cast at general meetings on all, or substantially all, matters; or

(ii)	to appoint or remove directors holding a majority of voting rights at board meetings on all, or substantially all, matters; or

(iii)	to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

“Assessment Period” means, in any year, any one of the following periods: (i) 1 January to 30 April; (ii) 1 May to 31 August; or (iii) 1 September to 31 December;

“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which commercial banks are open for general business in London (including dealings in foreign exchange and foreign currency deposits);

“Class” means a class of shares, bonds or other investments issued by the PCC (or, if the PCC is a PCC of another company, a class of investments issued by that company and to which that company’s investment in the PCC is attributable);

“Commencement Date” means, in relation to this Agreement as it applies to a PCC the later of (i) the Separation Date, and (ii) the date on which that PCC accedes to this Agreement in accordance with clause 22;

“Competent Authority” means any court, governmental body or regulatory authority having authority over or in respect of the Broker or the PCC including any branch, office or agency of any of them, or in respect of any investment business or ancillary activity conducted by any of them, including in the case of the Broker, the FSA;

“Core Clearing Business” means clearing services for Qualifying PCCs relating to non-complex futures transactions traded on the Relevant Exchanges upon which the Investment Manager, acting by its AHL division, trades as at 31 March 2007 but excluding all OTC transactions, in each case to the extent that the Broker continues to provide clearing services in respect of such types of transaction;

“Critical Poor Performance” means any breach or breaches of a Service Level which alone or together meet the criteria for Critical Poor Performance agreed between the parties from time to time pursuant to clause 6;

“Derivative” means any form of risk transfer contract in which a gain or loss is recognised from fluctuations in market price levels which includes, but is not limited to, futures, forwards, options, swaps, swaptions, forward rate and forward exchange contracts, cross-trade or cross-rate contracts, rolling spot contracts, deferred delivery, leverage or commodity related contracts and any other similar contracts (including, without limitation, Margined Transactions), whether or not traded on or off a Relevant Exchange and “Derivatives” shall be construed accordingly;

“FSA” means the UK’s Financial Services Authority or any successor organisation;

“Futures” means all contracts traded on a Relevant Exchange covering the purchase or sale of securities, financial instruments or physical commodities for future delivery;

“FX” means foreign exchange;

“Give-Up Agreement” means a give-up agreement between an executing broker, a PCC and the Broker as clearing broker substantially in the form of the standard FIA/FOA Uniform International Brokerage (Give-Up) Agreement;

“Group” means in respect of a party, its holding company and any subsidiary of its holding company (including that party) and “subsidiary” and “holding company” shall have the meaning given in section 736 Companies Act 1985 (and this definition shall include, for the avoidance of doubt, any overseas corporations);

“Initial Margin” means the amount of upfront margin calculated by the Broker, which the PCC is required to provide in order to secure its obligations under the terms of a transaction or transactions;

“Insolvency Event” means, in relation to a party:

(a)	a resolution is passed or an order is made by a court of competent jurisdiction for its winding up or dissolution;

(b)	it enters into voluntary or involuntary liquidation (other than a solvent liquidation for the purposes of an amalgamation or reconstruction with the prior written consent of the other party);

(c)	an administrator, administrative receiver, liquidator, receiver or similar officer is appointed with respect to it or over all or substantially all of its assets or any proceedings are commenced for the appointment of any such officer;

(d)	it becomes unable to pay its debts as and when they fall due or becomes insolvent; or

(e)	any analogous event occurs under the law of any other jurisdiction;

“Investment Management Agreement” means, in respect of a PCC, the investment management agreement between that PCC, the Investment Manager and the Introducing Broker in its capacity as marketing adviser;

“Investment Manager” means Man Investments Limited in its capacity as investment manager for a PCC pursuant to an Investment Management Agreement (including, for the avoidance of doubt, its permitted successors and assigns under such Investment Management Agreement);

“IPO Closing” means the initial closing of the sale of common shares in MF Global Ltd.’s authorised share capital by a member of the Man Group to the underwriters in the initial public offering of the common shares in MF Global Ltd.’s authorised share capital;

“Legislation” means any laws or statute of any country in which the Services are provided and (insofar as compliance therewith is obligatory as a matter of law or regulation) any licence, standard or principle of behaviour, rule, regulation or code of practice or guidance laid down or required by any Competent Authority or body or self-regulating or other organisation exercising supervisory authority or control pursuant to legislation or otherwise and any other regulation, decision, licence or authorisation having the force of law;

“Man Group” means Man Group plc and each of its associates from time to time and “member of the Man Group” means any one such entity;

“Man Investments Limited” means Man Investments Limited, Sugar Quay, Lower Thames Street, London EC3R 6DU (No. 02093429);

“Margin” means such cash, securities or financial instruments as the Broker may require a PCC to deliver and maintain from time to time to secure its obligations under the terms of a Margined Transaction;

“Margined Transaction” means a transaction, whether on-exchange or OTC, relating to an investment of any description referred to in articles 83, 84 and 85 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (or any right or any interest in such an investment) under the terms of which the PCC will or may be liable to make a deposit in cash or other collateral to secure the performance of obligations which it may have to perform when any such transaction falls to be completed or upon the earlier of closing out of its position and “Margined Transactions” shall be construed accordingly;

“Master Separation Agreement” means the master separation agreement made between Man Group plc and MF Global Ltd. dated [    ];

“Maturity Date” means, in respect of a PCC, the date on which all investments in the PCC are redeemed;

“Non-Qualifying PCC” means a PCC that is not a Qualifying PCC;

“Notional Account Value” means that proportion of the Notional Value, as determined by the Investment Manager, on the first day of the Ongoing Period, as being attributable to the relevant Account, such determination ordinarily to be made by reference to the value of such Account on the Valuation Day immediately preceding such Ongoing Period adjusted for changes in the allocations attributable to such Account on the first day of the Ongoing Period;

“Notional Value” means the aggregate notional monetary amount the Investment Manager allocates to the assets of the PCC;

“Ongoing Period” means the period commencing on the first day of the month to which the fee calculation relates up to and including the Valuation Day in that month;

“OTC” means over-the-counter;

“OTC Bullion Transactions” means bullion spot and forward OTC Transactions;

“OTC FX Transactions” means FX spot and FX forward OTC Transactions;

“OTC Look-alike” means an OTC Transaction which is a “look-alike” contract to an exchange traded contract of a type which the Investment Manager, acting by its AHL division, trades as at 31 March 2007 and such other OTC Transactions as the Broker and the Introducing Broker may, from time to time, agree are to be treated as OTC Look-alikes for the purposes of this Agreement;

“OTC Transactions” means OTC transactions of whatever nature including, without limitation, OTC Bullion Transactions, OTC FX Transactions and OTC Look-alikes;

“Prospectus” means, in respect of a PCC, the document or documents, including any supplemental prospectus, by which investments of that PCC are offered to investors, as supplemented, replaced or amended from time to time;

“Qualifying PCCs” means any and all of the PCCs which were receiving clearing services from the Broker as at 31 March 2007, a list of which has been supplied by the Introducing Broker to the Broker;

“Regulatory Event” means, in relation to the Broker:

(a)	the withdrawal by any Competent Authority of the Broker’s authorisation, licence, permission or other authority to carry on the whole or any material part of its brokerage business or any notification by the Competent Authority to the Broker that it is considering doing so; or

(b)	any material proceedings, finding or judgment against the Broker or any material regulatory or judicial investigation into the affairs of the Broker by or within any Competent Authority or court with jurisdiction which relates to the Broker’s failure to comply with Legislation;

“Relevant Exchange” means either an investment exchange or clearing house recognised in accordance with Part XVIII of the Financial Services and Markets Act 2000 or designated by the FSA and such other exchanges and trading venues as are agreed between the parties from time to time;

“Separation Date” means the date on which the IPO Closing occurs;

“Service Levels” means the service levels agreed by the parties from time to time pursuant to clause 6 which apply to the Broker’s provision of Services pursuant to this Agreement;

“Services” has the meaning given to it in clause 3.2; and

“Valuations Agent” means the valuation agent of the relevant PCC.

1.2	In this Agreement:

1.2.1	a reference to a clause or a Schedule, unless the context otherwise requires, is a reference to a clause of or a Schedule to this Agreement;

1.2.2	clause and Schedule headings are for ease of reference only and shall not affect the interpretation or construction of this Agreement;

1.2.3	a reference to “parties” is a reference to the parties to this Agreement and a reference to a “party” is a reference to any one of the parties;

1.2.4	a reference to any statute or any section of any statute includes any statutory amendment, modification or re-enactment and instruments and regulations under it in force from time to time. A reference to any rules, regulations, codes or practice or guidance includes any amendments or revisions from time to time;

1.2.5	should there be any inconsistency between this Agreement and any of the Schedules attached, the provisions in this Agreement shall prevail;

1.2.6	in respect of Qualifying PCCs, references to any prospective appointment of the Introducing Broker and the Broker and to the opening of Accounts and related actions shall be read as already having taken place and the provisions of this Agreement shall be construed accordingly;

1.2.7	references in this Agreement to job titles and functions within any party, in the context of appointed representatives for particular purposes, shall be deemed to refer to any successor versions of those titles or functions;

1.2.8	each reference to an agreement shall mean that agreement as from time to time amended, modified or supplemented in accordance with its terms;

1.2.9	each reference to a person or entity shall include the successors and permitted assigns of such person or entity; and

1.2.10	except where otherwise provided in this Agreement, terms and expressions defined in the Prospectus relevant to a PCC shall have the same meaning where used in this Agreement as it relates to that PCC.

2.	CONDITION PRECEDENT

2.1	With the exception of this clause 2 and clauses 31 (Dispute resolution) and 32 (Governing law), (which will become effective on the date first written above upon signature of this Agreement by the Broker and the Introducing Broker), the remainder of this Agreement will only take effect if the IPO Closing occurs, and is conditional upon the IPO Closing occurring by 30 June 2008 (or such later date as the parties may agree in writing).

2.2	Unless otherwise agreed by the parties, if the condition precedent under Clause 2.1 does not occur or is not completed, this Agreement will terminate automatically.

2.3	Each party’s rights and obligations cease immediately on termination pursuant to clause 2.2. However, such termination does not affect a party’s accrued rights and obligations at the date of such termination.

3.	APPOINTMENTS AND INTRODUCTION

3.1	The PCC hereby appoints the Introducing Broker to introduce the PCC to the Broker upon the terms set out in this Agreement and to perform on an ongoing basis, on behalf of the PCC, those functions provided for under this Agreement. The Introducing Broker hereby accepts such appointment and agrees to carry out the services and assume its obligations contained in this Agreement.

3.2	Having been introduced by the Introducing Broker to the Broker, the PCC hereby appoints the Broker, upon the terms of the Account Documentation as amended and supplemented by this Agreement, to:

3.2.1	operate Accounts and act as clearing broker in respect of Accounts for the PCC; and

3.2.2	provide to the PCC, in accordance with the terms of this Agreement, the services contemplated in the Agreement and as otherwise agreed by the parties from time to time pursuant to clause 6,

(together, the “Services”) and the Broker hereby accepts such appointment and agrees to carry out the Services and assume its obligations contained in this Agreement. For the avoidance of doubt, the provision of execution brokerage services are outside the scope, and do not form part, of this Agreement.

4.	SEGREGATION OF CLASSES

4.1	Where a PCC issues or has issued more than one Class of investments, and the assets attributable to each Class are segregated from those attributable to other Classes (whether through the establishment of segregated accounts, protected cells, segregated portfolios or otherwise) a separate Agreement shall be deemed to be constituted in respect of each relevant Class of investments of the PCC which is so identified as a separate party to this Agreement and in respect of which a separate Accession Letter is at any time executed. In relation to each Agreement so constituted, the parties agree that the services of the Introducing Broker and Broker thereunder are provided to the PCC acting in respect of the relevant Class only. The parties hereto agree that the Agreement shall constitute a separate agreement in respect of the relevant Class.

4.2	The Introducing Broker and Broker agree that any claim or proceeding against the PCC in respect of the Agreement is confined to the assets of the PCC attributable to the relevant Class as evidenced in the books and records of the PCC (the “Assets”) and, where a claim, liability or obligation of the PCC arises from or in connection with such Agreement, recourse shall be limited to such Assets. No such claim, liability or obligation shall extend, and no party shall have any recourse to, any other assets of the PCC. If such Assets are insufficient to meet the obligations of the PCC under that Agreement, the PCC’s obligations shall be limited to such Assets and no party shall be entitled to take any further steps against the PCC to recover any further sum and no debt shall be owed to such party by the PCC.

4.3	For the avoidance of doubt, the provisions of clause 4.2 are not intended to limit any rights of recovery which the Broker may have under any guarantee or indemnity given to the Broker by a third party in connection with any obligation of the PCC.

5.	THE ACCOUNTS

5.1	The Broker shall open the initial Account and notify the PCC and the Introducing Broker of the number designated to such Account (or, in respect of any Qualifying PCC, has opened and has so notified details of one or more such Accounts).

5.2	The PCC may, subject to the terms of this clause and subject to notifying the Introducing Broker, instruct the Broker to open a further Account or further Accounts. As soon as reasonably practicable thereafter, and subject to clause 5.5, the Broker shall, provided that the opening of such Account or Accounts is consistent with the Broker’s standard procedures for Account opening, open such further Account(s) (as the case may be) and notify the PCC and the Introducing Broker of the number or numbers designated to such further Account(s).

5.3	Each Account shall be maintained on the books of the Broker on a fully disclosed basis and, except as expressly provided in this Agreement, shall be handled in the same manner as other customer accounts maintained by the Broker.

5.4	The PCC hereby authorises the Broker to act, in relation to the Accounts, on the instructions of the Investment Manager and indemnifies and holds the Broker harmless against and from any liability, cost or expense it may incur in connection with doing so. This authorisation shall remain in full force and effect until receipt by the Broker of notice of revocation from the PCC.

5.5	Before any Account which has not yet been opened becomes operational:

5.5.1	the Introducing Broker shall perform such credit checks and obtain such information about the PCC as the Broker may reasonably request and communicate the results thereof to the Broker; and

5.5.2	the PCC shall complete, duly execute and return to the Broker all necessary account-opening documentation in relation to such Account.

6.	THE SERVICES

6.1	The Broker agrees with each PCC that the Services which the Broker will provide to each PCC pursuant to this Agreement shall be subject to the following provisions of this clause 6.

6.2	With respect to the Account(s), the Broker may not refuse to accept for clearing any transaction passed to it for clearing by or on behalf of the PCC except as the Broker may be permitted to do so under any Give-Up Agreement or otherwise as expressly agreed with the PCC from time to time, including in the Account Documentation.

6.3	The Introducing Broker (acting for each PCC under the authority granted pursuant to clause 22) and the Broker shall agree from time to time and the Broker shall implement a set of binding procedures as to the detailed performance of Services by the Broker under this Agreement. Such procedures shall include the specification of appropriate Service Levels for particular activities and also the further criteria upon which a breach of Service Levels would be deemed to constitute Critical Poor Performance entitling each PCC to additional rights under this Agreement. The parties shall use all reasonable endeavours to agree such procedures, including appropriate Service Levels and measures of Critical Poor Performance, by no later than the Separation Date.

6.4

The Broker shall ensure that its systems and controls are able to meet the reasonable operational and procedural requirements of the PCC (or the Introducing Broker acting on its behalf) from time to time in relation to the Services. In this context, the Broker agrees, upon request by the PCC (or the Introducing Broker acting on its behalf), to use all reasonable endeavours to procure the availability of any relevant technology, including, but not limited to any front-end technology relating to Futures and FX clearing.

6.5	The Broker shall, so far as is reasonably practicable, provide automated processing capability to carry out the execution of the Services, including, but not limited to in relation to the processing of any time critical data input and the processing of Futures and FX Transactions.

6.6	The Broker shall ensure that it is able to meet any reasonable data output requirements which the PCC (or the Introducing Broker acting on its behalf) may have from time to time in relation to the Services.

6.7	All processing timescales agreed between the parties pursuant to this clause 6 shall remain in force so long as the volumes processed under this Agreement do not increase by more than 25% of the amounts processed in aggregate for all PCCs as at the Separation Date.

6.8	The Broker shall use its reasonable endeavours to provide any assistance the PCC (or the Introducing Broker acting on its behalf) may reasonably require in relation to any relevant operational processes and systems with a view to facilitating smooth execution of the Services.

6.9	The Broker shall provide any assistance the PCC (or the Introducing Broker acting on its behalf) may reasonably require in relation to the establishment and maintenance of executing and carrying broker relationships on exchanges where the Broker is not a member.

6.10	The Broker shall use its reasonable endeavours to provide any assistance the PCC (or the Introducing Broker acting on its behalf) may reasonably require in relation to entry into new markets, which may include assistance with regard to exchange and contract technical support (whether through systems testing or otherwise).

6.11	In the event that the PCC (or the Introducing Broker acting on its behalf) requires the Broker to make certain technical adjustments to its systems and controls with a view to providing a Service in relation to new markets or instruments, the Broker shall endeavour to make such technical adjustments as soon as reasonably practicable after receiving the relevant request from the PCC (or the Introducing Broker acting on its behalf.

6.12	Where the Broker’s provision of Services it is required to provide hereunder is reliant upon one or more other entities within its Group, including without limitation Man Financial Inc. in relation to activities connected with the USA, the Broker shall procure the proper performance of these Services by such entity but the Broker shall at all times remain responsible for performance of the Services in accordance with this Agreement. For the avoidance of doubt, nothing in this clause 6 is intended to restrict or qualify the effect of clause 27.

6.13	The Broker shall use reasonable endeavours to comply with any reasonable operational requirements which the PCC (or the Introducing Broker acting on its behalf) may specify from time to time in relation to the Services.

7.	FACILITY

7.1	The Broker may, upon request by the Introducing Broker acting on behalf of one or more PCCs, make available to individual PCCs on an uncommitted basis (or procure that an associate of the Broker shall provide) one or more Initial Margin credit facilities (each a “Facility”) up to an amount, in aggregate, of US$500 million, at an interest rate of [***], together with such other terms as the parties may specify at the time of the relevant advance. For the avoidance of doubt, nothing in this clause 7.1 obliges the Broker to consent to any such request, on the terms described or otherwise.

7.2	The Broker agrees and acknowledges that it will, upon the opening of the first Account of any PCC which accedes to this Agreement, permit the PCC (or the Investment Manager acting on its behalf) to trade for that Account for a period of 48 hours without requiring the Broker’s prior receipt of PCC assets to fund such Account providing that the Broker has received proof transmission of PCC funds to the relevant Account (by way of SWIFT message or other form of communication as may be agreed by the parties from time to time).

8.	MARGIN REQUIREMENTS

8.1	Subject to clause 8.2, in respect of Margined Transactions, the Broker agrees that, in calculating its requirements for Margin from a PCC in connection with its Accounts:

8.1.1	in respect of on-exchange transactions, the Broker shall not require delivery of Margin from the PCC in excess of the minimum margin requirement set by the Relevant Exchange in respect of such transactions;

8.1.2	in respect of OTC Transactions where reference may be made to comparable exchange-traded products, the Broker shall not require delivery of Margin from the PCC which is in excess of the minimum margin requirement which would be applicable to the comparable exchange-traded products, provided however that the Broker shall only be required to observe the provisions of this clause 8.1 for so long as the assets of the PCC which are allocated by the Investment Manager or any other member of the Man Group to the AHL Programme continue, as regards Core Clearing Business, to be managed pursuant to an investment strategy which provides significant diversification of trading and which does not, on a regular basis, generate portfolios of transactions which, in aggregate, have an average forward period of OTC exposure materially in excess of current practices. For the purposes of this clause 8, the parties agree that the historic and current trading practices under the AHL Programme would be considered to constitute “significant diversification of trading”.

8.2	In respect of Margined Transactions, the Broker further agrees that:

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8.2.1	it may only require a PCC to post margin (including in respect of notional margin calculated in respect of OTC Transactions) on an intra-day basis where that call has been notified to the PCC by 4pm UK time (it being understood by the parties that the PCC will only be obliged to comply on the following Business Day with any margin call made after such time); and

8.2.2	it shall only call for Margin on a day which is a Business Day in London.

9.	SEGREGATION IN RESPECT OF OTC TRANSACTIONS

9.1	The Broker undertakes and agrees, in respect of all OTC Transactions other than OTC Look-alikes entered into by it with each of the PCCs on a principal to principal basis, that all such OTC Transactions (excluding OTC Look-alikes) which have not yet been closed out or settled shall contemplate daily variation payments as between the Broker and the PCC on a mark-to-market basis so that forward profits accruing to a PCC in respect of such OTC Transactions (excluding OTC Look-alikes) become due and payable (subject to the provisions of this Agreement generally) and shall be held by the Broker pursuant to clause 14 of this Agreement, but only up to an aggregate amount of US$800 million across all open OTC Transactions (excluding OTC Look-alikes) of all PCCs at any one time. For the avoidance of doubt, forward profits accruing in respect of such OTC Transactions (excluding OTC Look-alikes) which are in excess of US$800 million shall not be deemed to be due and payable to the relevant PCCs.

9.2	The Introducing Broker (acting for each PCC under the authority granted pursuant to clause 22) and the Broker shall agree, and the Broker shall implement, the basis on which the available segregation facility of US$800 million should be allocated amongst PCCs in the event that forward profits accruing to all PCCs under all open OTC Transactions (excluding OTC Look-alikes) at any one time exceed US$800 million.

9.3	The parties agree that OTC Look-alikes shall not fall within the scope of the arrangements described in clauses 9.1 and 9.2 but shall nevertheless contemplate daily variation payments as between the Broker and the PCC on a mark-to-market basis so that forward profits accruing to a PCC in respect of such OTC Look-alikes become due and payable (subject to the provisions of this Agreement generally).

10.	LIMITED EXCLUSIVITY

10.1	From the Separation Date up until the third anniversary of the Separation Date, the Introducing Broker commits to ensuring that:(i) at least [***]% in aggregate by volume (assessed by reference to the number of AHL Programme lots) of the Core Clearing Business of all Qualifying PCCs is directed to the Broker for clearing (excluding transactions which the Broker is unwilling or unable to accept for clearing); and (ii) at least [***]% in aggregate by volume (assessed by reference to the number of AHL Programme lots) of OTC FX Transactions of all Qualifying PCCs (excluding transactions which the Broker is unwilling or unable to enter into) are entered into with the Broker for clearing.

10.2	The Introducing Broker’s compliance with the obligation set out in clause 10.1 shall, for so long as this Agreement remains in effect, be assessed over each Assessment Period (or part thereof in respect of the first Assessment Period from the Separation Date and the

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last Assessment Period up to termination of this Agreement) and a measurement within a range of [***]% below the minimum threshold of [***]% or [***]%, as applicable, shall be deemed to satisfy the Introducing Broker’s requirement in respect of such Assessment Period. Where the obligation set out in clause 10.1 is not met in any Assessment Period, the Introducing Broker shall remedy the situation by ensuring that a sufficient proportion of transactions are directed to the Broker for clearing in the following Assessment Period so as to ensure that such obligation, when assessed in aggregate over the two relevant Assessment Periods, is met. Provided that the Introducing Broker complies with this clause 10.2 where applicable, and provided that this Agreement still remains in effect during such period of cure of non-compliance, the Broker shall have no other remedy against the Introducing Broker for non-compliance with the obligation set out in clause 10.1 (except as may be provided in the Master Separation Agreement).

10.3	Nothing in this clause 10 constitutes a warranty of any sort as to the volume of trading which a PCC may undertake from time to time or as to the minimum value of fees received by the Broker from time to time under this Agreement.

10.4	If, at any time, the Broker is unable to or is prevented from providing Services that it is required hereunder to provide, nothing in this Agreement shall prevent the Introducing Broker from introducing and/or the PCC from appointing, on a temporary basis and only until a reasonable period following such time as the Broker is able to resume provision of the Services, another third party service provider to provide the Services that Broker is required hereunder to provide, but is unable to or is prevented from, providing or services which are materially similar to such Services. In such circumstances, the minimum threshold of Core Clearing Business or OTC Transaction business set out in clause 10.1 shall be revised downwards proportionately to reflect the period of suspension of such Services.

10.5	Within one calendar month of the last date of any Assessment Period, the Introducing Broker shall provide to the Broker aggregate volume data sufficient to enable the Broker to monitor and verify compliance with clause 10.1 in respect of such Assessment Period. Upon request of the Broker, the Introducing Broker shall provide such further detailed backup for such data as the Broker may reasonably require (subject to the Introducing Broker’s right to request that the Broker enter into a confidentiality agreement with the Introducing Broker on reasonable terms prior to providing such detailed back-up), provided that the Introducing Broker’s obligations hereunder shall be subject always to any confidentiality obligations the Introducing Broker may have to any third party which would be breached by such disclosure.

11.	REPORTS AND MEETINGS

11.1	The parties shall manage their relationship under this Agreement in accordance with the provisions of Schedule 3.

11.2	In addition to any reports expressly contemplated elsewhere in this Agreement, the Broker shall provide to the Introducing Broker such reports or other information concerning its performance of the Services and measurement of its performance as against the Service Levels as the Introducing Broker from time to time reasonably requires.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3	If the Broker is aware or becomes aware of any event or circumstance that in its reasonable judgement materially adversely affects, or that in its reasonable judgement is likely materially adversely to affect its ability to provide the Services to the PCC or its compliance with the requirements of this Agreement as regards the PCC, the Broker shall:

11.3.1	immediately report that fact to the PCC and the Introducing Broker and provide all information reasonably requested by the PCC and/or the Introducing Broker in relation to that event or circumstance; and

11.3.2	take all necessary remedial action to mitigate any consequences to the PCC of that event or circumstance and to prevent its occurrence or re-occurrence (including implementing appropriate processes to prevent further occurrences).

11.4	In the event that the Broker is or becomes subject to a Regulatory Event which is or is reasonably likely to be relevant to its provision of Services under this Agreement, the Broker shall (so far as it is permitted to do so in compliance with Legislation applicable to it or other binding obligations of confidentiality to which it is subject to any third party) immediately upon becoming aware report that fact to the PCC and the Introducing Broker and provide sufficient information about the Regulatory Event in order to allow the Introducing Broker to understand the nature of the Regulatory Event and its actual or potential impact on the Broker’s provision of the Services.

12.	INSPECTION AND AUDITS

12.1	Where the PCC or the Introducing Broker has reasonable grounds to believe that the Services are not being provided in a manner which complies with this Agreement, or where required in order to allow the PCC or the Introducing Broker to comply with Legislation, the PCC or the Introducing Broker may require the Broker to allow employees of the Introducing Broker and/or the PCC and/or the Investment Manager, their auditors and representatives of relevant Competent Authorities (“Authorised Persons”), on the production of satisfactory evidence of identity and authority, such access as they may reasonably require to inspect or audit:

12.1.1	such of the Broker’s accounts and other records as relate to the Services; and

12.1.2	such of the Broker’s operations, procedures and computer and other systems as relate to the Services,

in order to ensure that the Services are being provided in a manner which complies with Legislation and this Agreement. In any such case, the PCC or the Introducing Broker shall, to the extent permitted by Legislation, give the Broker reasonable prior notice of any such requirement for access and the basis on which access is required.

12.2	The Broker shall give the Authorised Persons all reasonable assistance and co-operation for these purposes. The Broker shall have the right to request that any Authorised Person (other than representatives of a Competent Authority) enter into a confidentiality agreement with the Broker on reasonable terms, prior to affording the access rights provided for in this clause 12.

13.	COMMISSIONS, FEES AND CHARGES

13.1	The PCC shall from time to time pay an aggregate sum in respect of such fees and commissions (as set out in Schedule 2) due to both the Introducing Broker and the Broker for the services to be provided to the PCC under this Agreement.

13.2	The PCC authorises the Broker to deduct from the relevant Account any payments due as set out in Schedule 2 and, in the case of payments due to the Introducing Broker, to make such payments on behalf of the PCC. Such payments shall be made in the manner and at such times as agreed between the parties from time to time.

13.3	The Broker undertakes to meet with the Introducing Broker (acting on behalf of the PCCs) on or before [***] and annually thereafter in order to consider and agree changes to pricing under this Agreement. At such meeting, both parties shall negotiate in good faith to consider and agree changes to pricing which shall, upon agreement, become effective on [***] of that year. In no event shall any such price negotiation result in changes to pricing that (i) reduce prices by more than a maximum of [***]% per annum by reference to the previous year’s pricing or (ii) increase prices by [***] by reference to the previous year’s pricing.

14.	CLIENT MONEY

Except where expressly agreed otherwise in writing between the Broker and the PCC (or the Introducing Broker acting on the PCC’s behalf), excluding any such agreement contained in the Account Documentation, the Broker agrees that it shall treat money received from the PCC or held by it on behalf of the PCC (including Margin in respect of which any purported transfer shall be treated as being made subject to the terms of the applicable client money trust) in accordance with the client money rules of the FSA.

15.	LEGISLATION

15.1	Each of the Introducing Broker and the Broker will comply with all applicable Legislation with respect to the conduct of its business and the performance of its obligations under and in connection with this Agreement and will use its reasonable endeavours to cause all of its employees, officers, directors and agents to comply with the same (including instituting reasonable procedures to ensure such compliance).

15.2	Subject to clause 15.3, if any action or proceeding is threatened or commenced by any regulatory body, any customer (including the PCC) or any other party against either the Introducing Broker or the Broker in connection with the opening, servicing, handling or termination of any Account(s), or otherwise in connection with the activities contemplated by this Agreement, each of the Broker and the Introducing Broker agrees to co-operate with the other in defending such action or proceeding, including without limitation the furnishing of copies of such documents as may reasonably be requested and the using of best endeavours to make available such witnesses as may reasonably be requested.

15.3	Notwithstanding clause 15.2, either of the Broker or the Introducing Broker may refuse to co-operate with the other in defending any action or proceeding where it reasonably considers that its own interests and that of the other party are not aligned or that co-operating would otherwise prejudice its own interests.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16.	NON-SOLICIT; NON-COMPETE

16.1	The parties agree that a breach by the Broker of clause 3.3 or 3.5 (non-compete, non-solicitation provisions) of the Master Separation Agreement which has not been remedied in accordance with clause 3.6 of the Master Separation Agreement by the expiration of the time for remedy specified in such clause 3.6 shall give rise to a right of termination by the PCC pursuant to clause 17.5.5 of this Agreement.

17.	TERM AND TERMINATION

17.1	This Agreement shall, in relation to the Broker and the Introducing Broker, be effective from the Separation Date and, in relation to any PCC, be effective from the Commencement Date. Subject to the remainder of this clause 17, the Agreement shall continue in force until the second anniversary of the Separation Date (the “Initial Term”). The Agreement shall continue in force thereafter unless and until it is terminated in accordance with this clause 17. For the avoidance of doubt, no party shall be entitled to terminate this Agreement (including the Account Documentation) except as expressly contemplated under this clause 17 (and therefore, for the avoidance of doubt, excluding any right of termination contained in the Account Documentation which is not expressly contemplated under this clause 17).

17.2	Except as otherwise expressly contemplated under this clause 17, no party shall be entitled to terminate this Agreement during the Initial Term. Following the expiry of the Initial Term, either of the Broker or the PCC may terminate this Agreement on twelve (12) months’ written notice to the other, such notice period reducing on a straightline monthly basis thereafter to 3 months notice on a rolling basis from the date three months before the third anniversary of the Separation Date, such that the Initial Term together with any notice period will always be a minimum of 3 years from the Separation Date.

17.3	This Agreement shall, in relation to a PCC and subject to orderly handover, be terminated:

17.3.1	forthwith in the event that the Investment Management Agreement to which such PCC is a party is terminated for whatever reason, except where the PCC after such termination puts in place alternative arrangements under which Man Investments Limited or another member of the Man Group will continue to act as investment manager on behalf of the PCC; or

17.3.2	automatically without notice on the Maturity Date, or at such later date as the parties may have agreed in writing prior to the Maturity Date.

17.4	Notwithstanding clause 17.2, the Broker may terminate this Agreement with respect to a PCC immediately upon notice to that PCC and the Introducing Broker in the event that:

17.4.1	an Insolvency Event occurs in relation to that PCC; or

17.4.2	the Broker declares an event of default in relation to that PCC (however the same is defined in the Account Documentation to which that PCC is party), provided however that the Broker agrees that it will exercise any discretion or right in this respect in good faith and in a commercially proportionate manner.

17.5	Notwithstanding clause 17.2 but subject to clause 17.7, the PCC (or the Introducing Broker acting on behalf of that PCC) may terminate this Agreement immediately upon written notice to the Broker in accordance with this clause 17 delivered at any time after the occurrence of any of the following events, unless such event results from any breach by the PCC or Introducing Broker:

17.5.1	the Broker committing one or more breaches of the Agreement which alone or together constitute Critical Poor Performance in respect of the Services provided to the PCC and/or in respect of the Services provided to any other PCC pursuant to the terms of this Agreement;

17.5.2	the Broker committing any breach or series of breaches of its obligations under this Agreement, not falling within clause 17.5.1 of this Agreement, which individually or taken together is material in relation to:

(a)	the obligations of the Broker under this Agreement; or

(b)	the impact on the PCC of the breach or breaches,

provided that where such material breach is capable of remedy the Broker has failed to remedy it within 10 Business Days of notice of the breach being delivered to the Broker in accordance herewith;

17.5.3	the Broker being or becoming subject to a Regulatory Event, provided that where the Regulatory Event is one falling within paragraph (b) of the definition of Regulatory Event each of the following conditions (as applicable) must also be met:

(a)	the PCC has given the Broker reasonable opportunity to provide to the PCC information about the relevant Regulatory Event and its actual or potential impact on the Broker’s provision of the Services pursuant to clause 11.4;

(b)	where the Regulatory Event relates to proceedings or investigations where no finding or judgment has yet been reached, the relevant proceedings or investigations have a reasonable probability of being proven against the Broker;

(c)	the Regulatory Event (assuming it were proven against the Broker where the Regulatory Event relates to proceedings or investigations where no finding or judgment has yet been reached) has or would be likely to have a material adverse impact on the ability of the Broker to perform its obligations or any significant part of them under this Agreement or materially adversely impact the net asset value of the PCC; and

(d)	in acting under this clause 17.5.3, the PCC shall act in good faith and in a commercially proportionate manner, taking into account such information as has been provided to it by the Broker pursuant to clause 11.4 and all other material information which may be available to it at such time.

17.5.4	an Insolvency Event occurring in relation to the Broker;

17.5.5	the Broker committing a breach of clause 3.3 or 3.5 (non-compete, non-solicitation provisions) of the Master Separation Agreement which, in either case, has not been remedied in accordance with clause 3.6 of that agreement by the expiration of the time for remedy specified in such clause 3.6;

17.5.6	the Broker committing a non-trivial breach of any of the provisions of clause 19 of this Agreement where the Confidential Information in question relates to the AHL Programme or any trading thereunder;

17.5.7	failure or inability of the Broker to provide protection for assets of the PCC by way of segregation (whether held by the Broker itself or otherwise) at a level consistent with the Broker’s operational practices as at the date of this Agreement and as amended by this Agreement (including, for the avoidance of doubt, the obligations of the Broker assumed under clause 9);

17.5.8	any assignment or delegation by the Broker (including to another entity within the same Group) of its rights, obligations or functions as clearing broker to the PCC, except in circumstances where the Broker has obtained the PCC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

17.5.9	any material failure by the Broker to comply with its obligations under clause 13.3 which shall not have been remedied within 10 Business Days of notice of the breach being delivered to the Broker in accordance herewith; or

17.5.10	the credit rating of the Broker and/or the Broker’s Group / parent undertaking falling below both (i) BBB (Standard & Poor’s) and (ii) Baa1 (Moody’s), provided that if, at any time in the future, Standard & Poor’s or Moody’s shall cease to publish such a credit rating, the equivalent rating from Fitch or another internationally recognized statistical rating agency shall be substituted for the unavailable rating and that if, at any time in the future, only one such rating agency publishes such a credit rating, that agency’s rating shall be the reference for these purposes.

17.6	Each of the Broker, on the one hand, and the PCC and Introducing Broker, on the other hand, undertakes to notify the other as soon as reasonably practicable after it becomes aware of any event or circumstances (other than as a result of a notification made to it by the other pursuant to this clause 17.6 or otherwise) which would, in its reasonable judgement, give rise to a right under any of clauses 17.5.1 to 17.5.10.

For these purposes, a party shall be deemed to be aware, at any time, of all information known to any of its directors or employees in the course of their employment at such time, excluding clerical, administrative and support staff who would not be expected to be involved in the day-to-day business of that party relevant to this Agreement.

17.7	The PCC may only exercise a right to terminate this Agreement in reliance on a right contained in clause 17.5 (excluding, for this purpose, clauses 17.5.3, 17.5.4 and 17.5.5) within 10 Business Days following:

17.7.1	the date on which it or the Introducing Broker receives a notification from the Broker pursuant to clause 17.6 of the circumstances giving rise to such right; or

17.7.2	if earlier, the date on which the PCC or the Introducing Broker, acting in a commercially reasonable manner, is first able to satisfy itself that such a right has arisen (and for the purposes of this Agreement, the PCC and the Introducing Broker shall be deemed to know and understand their rights under this Agreement and shall be deemed to be aware, at any time, of all information known to any of their directors or employees in the course of their employment at such time, excluding clerical, administrative and support staff who would not be expected to be involved in the day-to-day business of that party relevant to this Agreement), provided that where any such right of termination under this Agreement is subject to a stated cure period during which the Broker is entitled to remedy its failure, the 10 Business Day period referred to in this clause 17.7 shall only begin to run from the expiry of that cure period (assuming the relevant failure has not been remedied during that cure period).

17.8	For the avoidance of doubt, the termination of this Agreement as between the Broker and any single PCC shall not affect the continuation of the Agreement in full force and effect as between the Broker and any other PCC.

17.9	Termination of this Agreement in relation to a PCC shall automatically terminate all related Account Documentation unless otherwise agreed between the PCC and the Broker.

18.	CONSEQUENCES OF TERMINATION

18.1	Any termination of this Agreement or the Account Documentation in relation to any party shall be without prejudice to any liabilities or commitments initiated, incurred, made or accrued prior to the date of such termination.

18.2	Upon service of notice to terminate this Agreement in accordance with clause 17, the Broker shall provide reasonable assistance and shall co-operate with the PCC and the Introducing Broker to facilitate a smooth and orderly transition of Services to a third party provider.

18.3	As soon as reasonably practicable after the termination of this Agreement, the PCC shall pay to the Introducing Broker and the Broker that proportion of the fees as would have been payable under clause 13 had the date of termination been the last Business Day of the calendar month in which such termination occurs together with value added tax thereon.

18.4	Save as provided in clause 18.1, upon termination of this Agreement as between the Broker and a PCC, all further rights and obligations as between the Broker and that PCC shall cease immediately except that clauses 4, 18, 19, 20, 26, 29, 31 and 32, together with those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall survive termination of this Agreement.

19.	CONFIDENTIALITY

19.1	For the purposes of this clause 19, “Confidential Information” means all information disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to any other party (the “Receiving Party”) which is not in the public domain including, without limitation, any information relating to a party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs, other than information which has become public otherwise than through a breach by the Receiving Party of its obligations of confidentiality under this clause 19.

19.2	Except as may be disclosed in the Prospectus or otherwise required by any applicable Legislation or Material Contract, during the term of this Agreement and after termination of this Agreement and except in relation to Confidential Information exchanged between the Introducing Broker and the Broker, the Receiving Party shall:

19.2.1	keep the Confidential Information confidential;

19.2.2	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party; and

19.2.3	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

20.	LIABILITY

20.1	Subject to the following provisions of this clause 20 and the provisions of clause 21, the Broker shall indemnify the PCC on demand and hold the PCC harmless against any and all expenses, losses, damages, liabilities, demands, charges, actions and claims of any kind or nature whatsoever (including any legal or other costs and expenses relating to investigating or defending any such demands, charges or claims) and any other amounts specified in clause 20.3 (“Losses”) incurred by the PCC arising out of any act or omission of the Broker in its performance of the Services to the extent that the Broker is in default under this Agreement or has been negligent, in wilful default or fraudulent in the performance of the Services.

20.2	Except as provided in clause 20.3 and 20.4, neither party shall be liable to the other for:

20.2.1	loss of profit, interest, goodwill, business opportunity, business, revenue, anticipated savings; and/or

20.2.2	indirect, special, punitive or consequential loss,

arising under or in connection with this Agreement, even if the relevant loss was foreseeable or even if one party had been advised of the possibility that such loss was in the contemplation of the other party or parties.

20.3	Without limiting the types of loss that the parties might suffer or incur, direct loss shall include any losses or costs incurred by the PCC as a result of the Broker failing to identify an unmatched trade for reconciliation as required by this Agreement, such losses or costs being calculated as the amount required to put the PCC in the same position as would have been the case had the trade been executed and matched in the time and manner contemplated rather than such later time and which causes loss to the PCC as a result of adverse price movements during the intervening period.

20.4	Nothing in this clause 20 shall restrict a party’s liability for Losses incurred by the other party which represent loss of profit or revenue of that party (such Losses to be assessed as if the prevailing rates continued to the end of the term of the Agreement or for the relevant period, as applicable) arising out of (a) the first party’s termination of this Agreement in breach of clause 17 of this Agreement or (b) breach by the Introducing Broker of its obligations under clauses 10.1 and 10.2.

20.5	Nothing in this Agreement operates to exclude or restrict a party’s liability for death or personal injury resulting from its negligence or for that party’s fraud.

21.	FORCE MAJEURE

21.1	Subject to clause 21.3, if either the Broker or the Introducing Broker is prevented, hindered or delayed from or in performing its obligations under this Agreement by a force majeure event:

21.1.1	its obligations shall be suspended while that event or circumstance continues to the extent that it is so prevented, hindered or delayed;

21.1.2	it shall promptly give notice to the other party of that fact and provide the other party with such information in relation thereto as it may from time to time reasonably require;

21.1.3	it shall use all reasonable endeavours to mitigate the consequences of that event or circumstance for the other party; and

21.1.4	promptly after the force majeure event ends, give notice to the other party and resume performance of its obligations under this Agreement.

21.2	For the purposes of this clause, “force majeure event” means strike, lock-out, labour dispute, act of God, war, riot, terrorism, civil commotion, malicious damage, change in or compliance with law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm or any other event or circumstance outside the reasonable control of a party which prevents it from performing its obligations under this Agreement.

21.3	For the purposes of this Agreement, where a force majeure event prevents the Broker from performing its obligations under clauses 9 and 14 to segregate funds and provide protection for assets of the PCC by way of segregation for any reason (including illegality), such event shall entitle the PCC to terminate this Agreement in accordance with clause 17.5.7.

22.	ACCESSION

22.1

Qualifying PCCs shall accede to the terms of this Agreement by executing Accession Letters. By each Qualifying PCC entering into an Accession Letter in respect of this Agreement, the relevant PCC, the parties hereto and any other relevant persons who sign the Accession Letter agree that, with effect from the Commencement Date, this Agreement together with the Broker’s existing Account Documentation (including, for the avoidance of doubt the Broker’s existing terms of business with each such PCC) will govern the relationship between the Broker and the PCC.

22.2	The Introducing Broker may procure the accession of a Non-Qualifying PCC, or a new Class of investments established by a Qualifying PCC, to the terms of this Agreement by its completion of an Accession Letter and such other account-opening documents as the Broker may reasonably require in order to establish an Account in the name of such PCC. Any Non-Qualifying PCC which becomes party to this Agreement by way of an Accession Letter after the date of this Agreement shall receive the Services pursuant to the terms of this Agreement except that, as between the Broker and that PCC, clauses 17.1 and 17.2 as to Initial Term shall not apply and either of the Broker or that PCC may terminate this Agreement at any time on three (3) months’ written notice to the other.

22.3	By its execution of an Accession Letter, each PCC authorises the Introducing Broker to act on the PCC’s behalf and bind the PCC in relation to all matters contemplated under this Agreement including, without limitation, agreeing with the Broker those items contemplated in clause 6 and clause 9 and amendments to this Agreement.

23.	NOTICES

23.1	Any notice or other communication given or made pursuant to, or in connection with, this Agreement shall be in writing and may be given in any manner described below to the address or number below (or, in respect of an electronic messaging system or e-mail, in accordance with the details provided by each party to the other from time to time for such purpose, and the parties shall use reasonable endeavours to provide such details by the Commencement Date or as soon as practicable thereafter) indicated below (or to such other address or number or in accordance with such other electronic messaging system or e-mail details as may from time to time have been notified in writing to the other party in accordance with this clause) and will be deemed effective as indicated:

23.1.1	if in writing and delivered personally, on the date it is delivered;

23.1.2	if sent by “Special Delivery” post (other than international recorded delivery), on the date it is delivered;

23.1.3	if sent by certified or registered international delivery (where the recipient is in a different jurisdiction to the sender), on the date it is delivered or its delivery is attempted;

23.1.4	if sent by facsimile transaction (subject to the original notice or communication being sent by post on the same day in the manner specified in clause 23.1), on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

23.1.5	if sent by electronic messaging system (subject to the original notice or communication being sent by post on the same day in the manner specified in clause 23.1), on the date it is received; and

23.1.6	if sent by email (subject to the original notice or communication being sent by post on the same day in the manner specified in clause 23.1), on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a business day in the jurisdiction of the recipient or that communication is delivered (or attempted) or received, as applicable, after the close of business on a business day in the jurisdiction of the recipient, in which case that communication will be deemed given and effective on the first following day that is a business day in the jurisdiction of the recipient.

23.2	Notices and communications shall:

23.2.1	in the case of the Broker, be given to it at:

Address:	Sugar Quay
Lower Thames Street
London EC3R 6DU

Fax no.:	+44 20 7285 3204

Attn.:	The Directors

23.2.2	in the case of the Introducing Broker, to it at:

Address:	Etzelstrasse 27
8808 Pfäffikon SZ
Switzerland

Fax no.:	+41 55 417 6001

Attn.:	Head of Product Financing and Financial Institutions

With a copy to: Head of Global Transactions Group

23.2.3	in the case of the PCC, to it at the details below, with a copy also to the Introducing Broker in all cases:

Address:	c/o BISYS Hedge Fund Services Limited
Hemisphere House
9 Church Street
Hamilton HM 11
Bermuda

Fax no.:	+1 441 292 6145

Attn.:	Christine Perinchief

E-mail:	MIP.Group@bisys.com

23.3	A party may notify the other parties to this Agreement of a change to its name, address or fax number for the purposes of clause 23.1 provided that such notification shall only be effective on:

23.3.1	the date specified in the notification as the date on which the change will take place; or

23.3.2	if no date is specified or the date specified is less than five (5) clear business days after the date on which notice is given, the date falling five (5) clear business days after the notice of the change has been given.

24.	ENTIRE AGREEMENT

This Agreement (together with all documents referred to in the Agreement including, without limitation, the Account Documentation and all documents, procedures and arrangements established in accordance with the Agreement) constitutes the entire agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements or statements (in whatever form/whether or not in writing) with respect to its subject matter. For the avoidance of doubt, this provision shall be without prejudice to any liabilities or commitments initiated, incurred, made or accrued under such prior agreements, undertakings, arrangements or statements.

25.	INVALIDITY

If any provision of this Agreement is held to be invalid, unenforceable or illegal, in whole or in part under the law of any jurisdiction, such provision or part shall to that extent be deemed not to form part of this Agreement but the validity, enforceability or legality in that jurisdiction of the remainder of this Agreement shall remain unaffected. The parties shall negotiate in good faith to immediately replace the affected provision of this Agreement with another provision which creates rights and obligations as nearly identical to the affected provision as is possible, but is not invalid, unenforceable or illegal.

26.	AMENDMENTS AND WAIVERS

26.1	This Agreement, including the Account Documentation, may only be modified or amended where the same has been agreed in writing between the Broker and the PCC (or the Introducing Broker on behalf, and with the authority of, the PCC) pursuant to this clause 26.

26.2	If either of the Broker or the Introducing Broker (acting for the PCCs) becomes aware of any actual or anticipated change in Legislation which is likely to impact materially the provision or receipt of the Services under this Agreement, it shall notify the other and the parties shall, in good faith, discuss whether or not such change in Legislation necessitates any amendment to this Agreement or to the manner in which any of the Services are provided. Where the parties agree that such change in Legislation does necessitates an amendment to this Agreement or the manner in which any of the Services are provided, the parties shall negotiate in good faith to agree appropriate amendments to this Agreement.

26.3	No delay or omission by a party in exercising any right or remedy under this Agreement shall constitute a waiver of the right or remedy or a waiver of any other rights or remedies that a party may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

26.4	For the avoidance of doubt, in the event of any conflict between the provisions of this Agreement and the Account Documentation, the provisions of this Agreement shall prevail.

27.	ASSIGNMENT AND DELEGATION

27.1	Except as provided in this clause 27, no party may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without having first obtained the written consent of the other parties to the Agreement.

27.2	The Introducing Broker may transfer all or part of its rights and obligations (but not its rights separately from its obligations or its obligations separately from its rights) under this Agreement to another member of the Man Group which is a 100% subsidiary of the parent undertaking at such time of the Man Group without any requirement to obtain the prior written consent of the Broker or the PCC, but shall give the Broker and the PCC notice of any such transfer as soon as practicable.

27.3	The Broker may not delegate the performance of any part of its obligations or functions under this Agreement unless it obtains the prior written consent of the PCC with respect to those Services, such consent not to be unreasonably withheld, conditioned or delayed.

27.4	Notwithstanding the grant of any delegation or the PCC’s consent thereto, the Broker is responsible to the PCC for the performance and observance of all its obligations under this Agreement.

28.	NO PARTNERSHIP

The parties are each independent contractors and nothing contained in this Agreement shall create or be construed as creating any partnership, joint venture or similar relationship between them and/or any other person nor authorise any such party to make any statements or enter into any agreement on behalf of any other party, except as expressly set out in this Agreement.

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

30.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts, each of which, when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

31.	DISPUTE RESOLUTION

31.1	If any dispute or difference arises out of or in connection with this Agreement, the parties shall seek to resolve the matter by negotiation by referring the matter first to:

31.1.1	respective executive directors / managing directors; and then to

31.1.2	respective chief executives.

31.2	Nothing in this clause 31 precludes any party from pursuing any claim in any other forum which may be open to it or from enforcing any right arising under this Agreement (including, without limitation, exercising any rights arising upon an occurrence of Critical Poor Performance) without having prior recourse to negotiation as contemplated under clause 31.1.

32.	GOVERNING LAW

32.1	This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales and the parties hereby submit to the non-exclusive jurisdiction of the courts of England to hear any suit, action or proceedings, and to settle any dispute or claim arising out of or in connection with this Agreement.

32.2	Each party hereby agrees that any legal proceedings may be served on it by delivering a copy of such proceedings to it at its respective address set out in this Agreement.

SCHEDULE 1 - BROKER ACCOUNT DOCUMENTATION

1.	The Broker’s account documentation comprises the following:

1.1	Account Opening Form Wholesale Intermediate Customers & Market Counterparties & Board Resolution;

1.2	Terms of Business;

1.3	Bullion Annex;

1.4	Commodity Asian Options Annex;

1.5	Commodity Swaps Annex;

1.6	Exchange Traded Futures & Options Annex;

1.7	FX Annex;

1.8	LME Annex;

1.9	Securities Annex; and

1.10	Supplementary Document Checklist in Relation to Fund Applicants

SCHEDULE 2 - BROKERAGE FEES AND COMMISSIONS

Fees, Charges and Interest

1.	CALCULATION

In consideration for the services to be rendered by the Introducing Broker and the Broker to the PCC under this Agreement, the PCC shall pay:

1.1	to the Broker in respect of each Account a charge in respect of each on-exchange and off-exchange contract cleared (save for those off-exchange contracts set out in paragraph 1.2 and 1.3 below) of US $[***] per lot;

1.2	to the Broker in respect of each Account a charge in respect of each OTC FX Transaction and bullion contract (including gold, silver, platinum and palladium contracts) cleared of US $[***] per line;

1.3	to the Broker in respect of each Account a charge in respect of each extended settlement bond transaction at US$[***] per AHL Programme lot;

1.4	interest charges and receive interest payments at rates and in the manner agreed from time to time between the Broker and the Introducing Broker (on behalf of each PCC); and

1.5	to the Introducing Broker without prejudice to paragraph 2.1 a monthly fee calculated as at each Valuation Day in respect of each Account at the rate of up to [***] per cent. of such value, to be determined at the discretion of the Introducing Broker, as is the result of the following calculation:

Notional Account Value + (TP – TL) – Administrative Expenses

where:

“TP” means the total trading gains (i) attributable to the relevant Account and (ii) made during the Ongoing Period; and

“TL” means the total trading losses (i) attributable to the relevant Account and (ii) made during the Ongoing Period.

2.	ADJUSTMENTS

2.1	If the determination of the Net Asset Value of a PCC or a Class is suspended pursuant to the Bye-laws of the PCC then, in lieu of the fees calculated pursuant to paragraph 1.5 of this Schedule, such fee (or the relevant part thereof) shall accrue on each Valuation Day during such period of suspension at a rate equal to the sum calculated as at the Valuation Day immediately prior to such suspension.

2.2	Notwithstanding paragraph 1.5, on the first Valuation Day the fee payable pursuant to paragraph 1.5 shall be calculated on a pro rata basis in respect of the period commencing on the date on which the Investment Manager commences trading on the relevant Account until and including the first Valuation Day and shall be calculated by reference to the Notional Account Value on the date on which the Investment Manager commences trading on the relevant Account or immediately thereafter.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3 - RELATIONSHIP MANAGEMENT

1.	CONTRACT MANAGERS

1.1	The principal points of contact between the parties in relation to issues arising out of the performance of the Services will be:

1.1.1	in respect of the Broker, the Broker Contract Manager;

1.1.2	in respect of the Introducing Broker, the IB Contract Manager

1.1.3	in respect of the Investment Manager, the IM Contract Manager

1.1.4	in respect of the PCC, the IB Contract Manager (acting on behalf of the relevant PCC).

Either party acting reasonably may change the identity of their respective representatives at any time by prior written notice to the other.

1.2	Meetings between the Broker Contract Manager and the IB Contract Manager will take place regularly at the request of the Introducing Broker but no less than six times per calendar year. The IB Contract Manager may request that the IM Contract Manager attend such meetings and/or may rely upon the IM Contract Manager’s account of its service experience and opinions in such meetings. Such meetings will be held to discuss the day-to-day operational issues arising out of the provision of the Services and to ensure that strategic as well as operational issues are being raised and addressed as between the parties.

1.3	As a general matter, in the event that an issue requires to be escalated, the issue shall be escalated to the IB Contract Manager and the Broker Contract Manager with the IM Contract Manager copied in for information, if not already aware.

1.4	Contract Managers:

1.4.1	IB Contract Manager – Head of Product Financing & Financial Institutions from time to time

1.4.2	Broker Contract Manager – Chief Operating Officer from time to time

1.4.3	IM Contract Manager - Head of AHL Trading from time to time

1.5	For the avoidance of doubt, nothing in this Schedule 3 or in clause 31 of the Agreement shall preclude any party from pursuing any claim in any other forum which may be open to it or from enforcing any right arising under this Agreement without having prior recourse to negotiation or escalation as contemplated under this Schedule 3 and clause 31.1 of the Agreement.

SCHEDULE 4 - AGREED FORM ACCESSION LETTER

[ACCESSION LETTER]

To:	Man Financial Limited
Man Investments AG

From:	[FUND]

Date:	[•]

Dear Sirs

Introducing Broker Master Agreement between Man Financial Limited, Man Investments AG and The Product Clearing Clients dated [•] (the “Agreement”)

1.	The below named fund (the “Fund”), by signing this letter, accedes to and agrees to be bound by the Agreement in accordance with Clause 22 of the Agreement as a [Qualifying PCC/Non-Qualifying PCC*] and shall, from its accession, receive Services under the Agreement in accordance with its terms.

2.	The Fund’s administrative details are as follows:

[ADDRESS]]

3.	This letter is governed by English law.

Signed by:

Name:

Date:

For and on behalf of:	[FUND]

*	Delete as appropriate

SIGNED by and on behalf of the parties on the date which first appears in this Agreement.

MAN FINANCIAL LIMITED

By:	By:

Name:	Name:

MAN INVESTMENTS AG

By:	By:

Name:	Name:

EXECUTED BY EACH PRODUCT CLEARING CLIENT BY WAY OF SEPARATE ACCESSION LETTER